CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Form S-8 of our report dated February 20, 1998, except for Note 16 for which the date is March 25, 1998, relating to the consolidated financial statements of Blonder Tongue Laboratories, Inc. appearing in the Company's Form 10-K for the year ended December 31, 1997.

/s/ BDO Seidman, LLP
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BDO Seidman, LLP
Woodbridge, NJ
April 20, 1998